February 26, 2024

Denali Structured Return Strategy Fund
3550 Lenox Road NE
Suite 2550
Atlanta, GA 30326

Re: Registration Statement on Form N-2 (SEC File Nos. 333-275771 & 811-23918)

Dear Board Member:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-275771 and 811-23918 (the "Registration Statement"), of Denali Structured Return Strategy Fund (the "Fund").

We have examined a copy of the Fund's Amended Agreement and Declaration of Trust, the Fund's By-Laws, the Fund's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable. The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement, and consent to all references to us in the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.
Very Truly Yours,

/s/______________
Thompson Hine LLP